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                                                                    EXHIBIT 12.1

                               TRITON PCS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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
                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                                 12/31/1997     12/31/98        12/31/1999      12/31/2000
                                                                 ----------     --------        ----------      ----------
Computation of Earnings:
Net loss from operations                                             (3,961)       (32,740)        (149,360)       (176,758)
Adjustments to earnings:
Fixed charges (as computed below)                                     1,244         35,875           59,697          76,592
Interest capitalized                                                      -         (3,405)         (12,300)         (9,543)
Amortization of capitalized interest                                      -              -                -           2,001

                                                                -----------     ----------     ------------     -----------
Earnings as adjusted                                                 (2,717)          (270)        (101,963)       (107,708)
                                                                ===========     ==========     ============     ===========

Computation of Fixed Charges
Interest expense                                                      1,228         30,391           41,102          55,903
Capitalized interest                                                      -          3,405           12,300           9,543
Portion of rental expense which is representative of interest            16          1,107            5,157           9,584
Amortization of deferred financing costs                                  -            972            1,138           1,562

                                                                -----------     ----------     ------------     -----------
Total Fixed Charges                                                   1,244         35,875           59,697          76,592
                                                                ===========     ==========     ============     ===========

Deficiency of earnings to cover fixed charges                         3,961         36,145          161,660         184,300
                                                                ===========     ==========     ============     ===========
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